Exhibit 99.1

Tectonic Therapeutic Announces Third Quarter 2026 Financial Results and Recent Business Highlights

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Reported favorable safety, tolerability and pharmacokinetic (“PK”) results from the single ascending-dose portion of the TX2100 Phase 1a clinical trial in healthy adult volunteers; FDA granted TX2100 Fast Track designation for Hereditary Hemorrhagic Telangiectasia (“HHT”) in September 2026 and cleared the Investigational New Drug (“IND”) application in August 2026 for the planned Phase 1b clinical trial
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Dosed first patient in the ALPINE Phase 2a clinical trial of TX45 in pulmonary hypertension associated with interstitial lung disease (“PH-ILD”) in October 2026, with interim topline results expected in the second half of 2027
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TERRA Phase 1b clinical trial of TX2100 in hematologic-support-dependent HHT expected to initiate by year-end 2026, with interim topline results expected by year-end 2027, and in parallel, the TIDAL Phase 2 clinical trial in moderate-to-severe HHT expected to initiate in early 2027
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Topline results from the APEX Phase 2 clinical trial of TX45 in pulmonary hypertension associated with heart failure with preserved ejection fraction (“PH-HFpEF”) are anticipated by the end of January 2027
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Cash and cash equivalents of $234.7 million as of September 30, 2026, including approximately $22.3 million in net proceeds raised from an at-the-market offering for the three months ended September 30, 2026, is expected to provide cash runway into Q1 2029

WATERTOWN, Mass., November 5, 2026 (GLOBE NEWSWIRE)-- Tectonic Therapeutic, Inc. (NASDAQ: TECX) (“Tectonic” or the “Company”), a clinical-stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of G-protein coupled receptors (GPCRs), today announced financial results for the third quarter ended September 30, 2026, and provided an overview of recent business highlights.

“The favorable safety, tolerability and PK results from the single ascending-dose portion of our TX2100 Phase 1a trial in healthy adult volunteers, together with FDA Fast Track designation for HHT and IND clearance for our Phase 1b trial, support our plans to evaluate TX2100 in patients with HHT,” said Alise Reicin, M.D., President and Chief Executive Officer of Tectonic Therapeutic. “We plan to initiate an open-label Phase 1b trial in patients with hematologic-support-dependent HHT by year-end 2026 and, in parallel, a placebo-controlled Phase 2 trial in patients with moderate-to-severe HHT in early 2027. We are also approaching a critical milestone for TX45, with topline results from our APEX Phase 2 trial in PH-HFpEF anticipated by the end of January 2027.”

Recent Business Highlights

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Announced Favorable Phase 1a Safety, Tolerability and PK Results for TX2100 in Healthy Adult Volunteers: In September 2026, the Company announced favorable safety, tolerability and PK results from all six planned single dose cohorts of TX2100 administered intravenously and subcutaneously in the Phase 1a Part A clinical trial in healthy adult volunteers. There were no serious adverse events or severe treatment-emergent adverse events at any dose, and no clinically significant or dose-related changes were observed in vital signs including blood pressure, or laboratory assessments. No anti-drug antibodies were detected. The PK findings support exploration of once-weekly and every-other-week subcutaneous dosing regimens in planned clinical trials. Together with nonclinical data, these findings support the approach to dose selection for planned clinical trials in patients with HHT. The Company also announced that the FDA granted TX2100 Fast Track designation for HHT and cleared the IND application for the planned Phase 1b clinical trial.

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Tectonic Presented TX2100 Poster and Related Presentations at the CureHHT 16th HHT International Scientific Conference: In October 2026, the Company presented a TX2100 Phase 1b TERRA clinical trial design poster, a TX2100 HHT overview, TX1351 (a mouse surrogate of TX2100) preclinical studies and detailed TX2100 Phase 1a clinical trial results at the CureHHT 16th HHT International Scientific Conference. The poster and presentations can be found under “Our Science” at the Tectonic Therapeutic website here.

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Dosed First Patient in the ALPINE Phase 2a Clinical Trial: In October 2026, Tectonic dosed the first PH-ILD patient in the TX45 ALPINE Phase 2a clinical trial. The trial is an open-label, multinational, 16-week clinical trial in up to 25 patients with PH-ILD designed to evaluate the safety and efficacy of TX45 administered subcutaneously (SC). Dosing of TX45 will be initiated at 300 mg SC once monthly, with the primary efficacy endpoint being change from baseline in pulmonary vascular resistance (PVR) at Week 16.

Upcoming Milestones

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TX45 APEX Phase 2 Clinical Trial Ongoing with Topline Results Expected by the end of January 2027: The global, randomized, placebo-controlled 24-week APEX Phase 2 trial is ongoing, evaluating subcutaneous TX45 in patients with PH-HFpEF, including an enriched population with combined pre- and post-capillary pulmonary hypertension (CpcPH). The primary endpoint is change in PVR from baseline in the CpcPH subgroup (PVR ≥3 Wood Units). APEX patient enrollment completed in June 2026 and, as previously disclosed, the Independent Data Monitoring Committee (“IDMC”) recommended in July 2026 that the trial continue without modification. Topline results are expected by the end of January 2027.

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TX45 ALPINE Phase 2a Clinical Trial Ongoing with Interim Topline Results Expected in the Second Half of 2027: The open-label, multinational, 16-week ALPINE Phase 2a clinical trial is ongoing, evaluating subcutaneous TX45 in patients with PH-ILD. The primary efficacy endpoint is the change from baseline in PVR at Week 16. Interim topline results are expected in the second half of 2027.

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TX2100 TERRA Phase 1b Clinical Trial Expected to Initiate by Year-End 2026 with Interim Topline Results Expected by Year-End 2027: The TERRA Phase 1b clinical trial is an open-label, multinational trial in hematologic-support-dependent HHT patients that is expected to initiate by year-end 2026. Approximately 20 patients will be dosed subcutaneously with TX2100 once weekly for 24 weeks. The primary endpoint will be to assess the safety and tolerability of TX2100, and the key secondary endpoint will be to explore the effect of TX2100 on composite hematological support requirements and hemoglobin following 24 weeks of treatment. Interim topline results are expected by year-end 2027.

Overview of Financial and Operating Results

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Cash Position:As of September 30, 2026, cash and cash equivalents were $234.7 million, compared to $227.1 million as of June 30, 2026. Tectonic anticipates that, based on current operating assumptions, its cash and cash equivalents as of September 30, 2026 will provide a cash runway into Q1 2029, including through the anticipated Phase 2 topline readouts of TX45 in PH-HFpEF and PH-ILD, and through anticipated significant clinical milestones in the TX2100 development program.
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Research and Development Expenses: Research and development expenses were $17.4 million for the three months ended September 30, 2026, as compared to $16.9 million for the three months ended September 30, 2025. The increase was primarily the result of higher employee-related expenses, including an increase in non-cash, stock-based compensation expense and an increase in headcount to support its pipeline programs. This was partially offset by lower CDMO costs for the TX2100 program and lower clinical supply costs for the TX45 program, both reflecting costs incurred in the prior-year period.
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General and Administrative Expenses: General and administrative expenses were $6.0 million for the three months ended September 30, 2026, as compared to $5.0 million for the three months ended September 30, 2025. The increase was primarily the result of higher employee-related expenses driven by higher non-cash, stock-based compensation.
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Net Loss: For the three months ended September 30, 2026, the Company had a net loss of $21.3 million compared to a net loss of $19.0 million for the three months ended September 30, 2025.

About Group 2 Pulmonary Hypertension in HFpEF
The World Health Organization has defined 5 groups of pulmonary hypertension (“PH”). Tectonic is focused on the Group 2 subtype, a condition that develops due to left-sided heart disease, specifically PH-HFpEF. In patients with PH-HFpEF, chronic heart failure leads to increased blood pressure in the pulmonary arteries, exerting severe strain on the right side of the heart, which adapts poorly to the increased pressure. This increased pulmonary pressure gradually causes worsening exercise capacity, shortness of breath and right-sided heart failure, which can lead to death. PH-HFpEF is further segmented based on pulmonary hemodynamics into Isolated, post-capillary PH (“IpcPH”) and CpcPH. CpcPH is more severe, accounts for about one third to one half of the 1.4 million PH-HFpEF patients in the U.S. and is characterized by additional, abnormal changes to the pulmonary vasculature, leading to an increase in PVR. Although several Group 1 PH (Pulmonary Arterial Hypertension, “PAH”) medications have been explored in Group 2 PH, to date, no medications have been approved for its treatment.

About Group 3 Pulmonary Hypertension and PH-ILD
Group 3 is PH due to chronic lung disease and Tectonic is focused on a Group 3 subtype, called PH-ILD where PH develops in patients who have ILD. ILD is a group of rare conditions causing inflammation and scarring in the lungs. It is believed that a combination of factors leads to the formation of PH-ILD, including lung fibrosis, chronic hypoxia, vascular remodeling and other factors that lead to worsening exercise capacity. PH-ILD has worse survival than ILD without PH. There are currently two approved treatments for PH-ILD, both of which contain the active ingredient treprostinil administered via nebulizer or dry powder inhaler.

About Group 3 Pulmonary Hypertension and PH-ILD
Group 3 is PH due to chronic lung disease and Tectonic is focused on a Group 3 subtype, called PH-ILD where PH develops in patients who have ILD. ILD is a group of rare conditions causing inflammation and scarring in the lungs. It is believed that a combination of factors leads to the formation of PH-ILD, including lung fibrosis, chronic hypoxia, vascular remodeling and other factors that lead to worsening exercise capacity. PH-ILD has worse survival than ILD without PH. There are currently two approved treatments for PH-ILD, both of which contain the active ingredient treprostinil administered via nebulizer or dry powder inhaler.

About TX45, a long-acting Fc-relaxin fusion protein
TX45 is an Fc-relaxin fusion protein with optimized pharmacokinetics and biophysical properties that activates the RXFP1 receptor, the G-protein coupled receptor target of the hormone relaxin. Relaxin is an endogenous protein, expressed at low levels in both men and women that is a pulmonary and systemic vasodilator with lusitropic, anti-fibrotic and anti-inflammatory activity. In normal human physiology, relaxin is upregulated during pregnancy where it exerts vasodilative effects, reduces systemic and pulmonary vascular resistance and increases cardiac output to accommodate the increased demand for oxygen and nutrients from the developing fetus. Relaxin also exerts anti-fibrotic effects on pelvic ligaments to facilitate delivery of the baby.

About Hereditary Hemorrhagic Telangiectasia (HHT)
HHT is a rare, inherited vascular disorder affecting an estimated 75,000 people in the United States. HHT is the second most common inherited bleeding disorder and a disease for which there are currently no approved therapies. It is characterized by fragile, abnormal blood vessels that lead to recurrent bleeding, which can reduce quality of life, result in emergency room visits and hospitalizations, as well as chronic anemia requiring frequent iron infusions and/or blood transfusions. Many patients with HHT also develop arteriovenous malformations (AVMs) in vital organs such as the lungs, brain, and liver that, if left untreated, are at risk of rupturing and can result in serious and potentially life-threatening complications including lung or brain hemorrhage, stroke, heart failure, or death. Despite being a rare disease and the second most common inherited bleeding disorder, there are currently no approved therapies.

About TX2100, a VHH-Fc fusion antagonist antibody
TX2100, is a VHH-Fc fusion antagonist antibody that binds to the APJ receptor (also known as the apelin receptor; APLNR), a GPCR that mediates signaling by the pro-angiogenic peptide hormone apelin. APJ represents a differentiated approach for the potential treatment of HHT. APJ is a selective anti-angiogenic target that is primarily expressed in endothelial cells and is generally quiescent under normal physiological conditions, but is upregulated during pathologic angiogenesis, including in HHT preclinical models. TX2100 is designed as a selective APJ antagonist intended to inhibit disease-associated angiogenic signaling with the goal of providing a more favorable safety profile compared to less selective anti-angiogenic approaches. Anti-angiogenic agents have demonstrated activity in HHT preclinical models and in patients, and APJ antagonism has shown activity in multiple HHT preclinical models, supporting development of TX2100 for this indication.

About Tectonic
Tectonic Therapeutic is a clinical-stage biotechnology company focused on the discovery and development of therapeutic proteins and antibodies that modulate the activity of GPCRs. Leveraging its proprietary technology platform called GEODe™ (GPCRs Engineered for Optimal Discovery), Tectonic is focused on developing biologic medicines that overcome the existing challenges of GPCR-targeted drug discovery and harness the human body to modify the course of disease. Tectonic focuses on areas of significant unmet medical need, often where therapeutic options are poor or nonexistent, as these are areas where new medicines have the potential to improve patient quality of life. Tectonic is headquartered in Watertown, Massachusetts. For more information, please visit https://tectonictx.com/and follow @TectonicTx on X (formerly Twitter) and LinkedIn.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical facts are “forward-looking statements.” These statements may be identified by words such as “aims,” “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “plans,” “possible,” “potential,” “seeks,” “will” and variations of these words or similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain these words. Forward-looking statements in this press release include, but are not limited to, statements regarding: the potential of TX45 and TX2100, including their potential future benefits to patients, Tectonic’s plans with respect to TX45 and TX2100, including the design, objectives, initiation, timing, progress and results of current and future preclinical studies and clinical trials of these product candidates, including the ongoing Phase 2 clinical trials TX45 in Group 2 PH-HFpEF and in Group 3 PH-ILD, the ongoing Phase 1a clinical trial for TX2100 and the planned Phase 1b and Phase 2 clinical trials for TX2100; Tectonic’s expected cash runway; and Tectonic’s business strategies, plans and prospects. These forward-looking statements are based on Tectonic’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties that could cause Tectonic’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Many factors may cause differences between current expectations and actual results, including: the potential that success in preclinical testing and earlier clinical trials does not ensure that later clinical trials will generate the same results or otherwise provide adequate data to demonstrate the efficacy and safety of a product candidate; the impacts of macroeconomic conditions and ongoing global conflicts, heightened inflation and uncertain credit and financial markets, on Tectonic’s business, clinical trials and financial position; unexpected safety or efficacy data observed during preclinical studies or clinical trials; clinical trial site activation or enrollment rates that are lower than expected; Tectonic’s ability to realize the benefits of its collaborations and license agreements; changes in expected or existing competition; changes in the regulatory environment; the uncertainties and timing of the regulatory approval process; and unexpected litigation or other disputes. Other factors that may cause Tectonic’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are identified under the heading “Risk Factors” in Tectonic’s Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2026 and in other filings that Tectonic makes and will make with the SEC in the future. Tectonic expressly disclaims any obligation to update any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise, except as otherwise required by law.

Contacts:

Investors:

Dan Ferry

LifeSci Advisors

daniel@lifesciadvisors.com

(617) 430-7576

Media:

Kathryn Morris

The Yates Network

kathryn@theyatesnetwork.com

(914) 204-6412

Tectonic Therapeutic, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$17,443	$16,927	$56,362	$47,148
General and administrative	6,015	4,963	18,615	15,372
Total operating expenses	23,458	21,890	74,977	62,520
Loss from operations	(23,458)	(21,890)	(74,977)	(62,520)
Other income (expense), net:
Interest income	2,116	2,900	6,318	8,733
Interest expense	(4)	(14)	(18)	(51)
Other expense	(1)	(31)	(119)	(111)
Total other income, net	2,111	2,855	6,181	8,571
Loss before income tax	(21,347)	(19,035)	(68,796)	(53,949)
Income tax expense	—	0	(77)	(976)
Net loss	(21,347)	(19,035)	(68,873)	(54,925)
Other comprehensive (loss) income:
Foreign currency translation adjustment	—	(26)	37	(84)
Comprehensive loss	$(21,347)	$(19,061)	$(68,836)	$(55,009)
Net loss per share, basic and diluted	$(1.08)	$(1.02)	$(3.60)	$(3.02)
Weighted-average common shares outstanding, basic and diluted	19,704,164	18,712,767	19,146,768	18,189,185

Tectonic Therapeutic, Inc.

Select Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2026	December 31, 2025

Cash and cash equivalents	$234,666	$253,798
Working capital*	226,447	247,693
Total assets	243,860	261,038
Total stockholders’ equity	229,325	251,329

*Working capital is defined as current assets less current liabilities